Exhibit 99.1

 MDI Receives $25.3 Million Initial Order for Deployment of Products and Professional Services to Stratis Authority's Learn Safe(TM) Program

   Global Systems Solutions Begins Project Involving Multiple School
                 Districts in Southeast United States


    SAN ANTONIO--(BUSINESS WIRE)--March 1, 2007--MDI, Inc. (NASDAQ:MDII), the leading provider of Unified Technology(TM) solutions for the security industry today announced that it received on February 28, 2007 an initial Blanket Purchase Order totaling $25.3 million dollars from Stratis Authority for its Learn Safe school safety and security program. The order was based on an initial Scope of Work submitted by MDI and approved by Stratis Authority to provide security products and professional services to multiple school districts located in the Southeast.

    The order calls for MDI, Inc. through its Global Systems Solutions, Inc. subsidiary (GSS) to provide turnkey security packages to schools within each district. The products and services include unified access control, video surveillance products, professional services, installation, training and maintenance. The blanket purchase order will be governed by the terms of a Master Service Agreement.

    Over the past six months, MDI has assembled a team of industry professionals to manage and perform the tasks required to successfully implement the LearnSafe program for Stratis Authority. The GSS team will manage all aspects of the projects.

    Initial project fulfillment orders will begin immediately with peak activity occurring during spring and summer break.

    "We are on schedule and ready to deploy the first phase of our Learn Safe solution to multiple security-minded school districts that value the safety and security of their employees, students and parents," said Jack Walser, Vice President of Business Development for Stratis Authority. "The MDI and GSS teams have been a key element in the success of the Learn Safe program to this point and we look forward to working with them as we continue to roll out a number of additional school districts this year."

    "MDI's business model is unique in that it is able to take a multi-faceted project from concept to completion," said J. Collier Sparks, CEO and President of MDI. "Through our relationship with Stratis Authority, I believe that our model will make us the leader and de-facto standard in the educational security market within the next two years. No other manufacturer in the security space can customize their solution to fit a client's specialized requirements like MDI."

    2007 ISC West Security Conference

    MDI Security Systems, Global Systems Solutions and Stratis
Authority will be exhibiting at the ISC West Security Conference from March 28th thru the 30th, 2007. To learn more about this exciting program, please make plans to visit us in booth number 27051.

    About Stratis Authority

    Stratis Authority, a holding company with global operating entities reaching across multiple sectors of the physical security industry, has committed to provide the comprehensive resources necessary for MDI to continue to grow their business in execution of their long-term strategic plan, which includes a principal role in the Learn Safe program. Stratis Authority is in the business of providing high-end security, internal fraud examinations and risk assessments for corporations. Through various affiliates, Stratis also operates in the areas of complex litigation support, corporate compliance and employee screening. Gibraltar Integrity, one such Stratis affiliate, provides complex litigation support for law firms, conducts fraud investigations for banks and corporations, and helps implement anti-money laundering programs where needed. DigitEyes Corporation specializes in high-quality video systems and command center options providing another layer of security for any company. Security Imaging Systems implements the Enhanced Verification and Employee Processing System solution for corporations wanting the most technologically advanced screening processes for vendors, employees and visitors. Through these affiliations comes the strength and well rounded approach of Stratis Authority to their Learn Safe Initiative.

    About Learn Safe(TM)

    The Learn Safe program, developed by Stratis Authority, offers a variety of security core competencies to educational institutions across the United States. The program identifies problems faced by teachers and administrators in a format that is tailored to each locality and strives to minimize the visible infrastructure usually associated with traditional high-security systems (i.e., detectors, physical screening and armed security officers). The program's goal is to empower school administrators and teachers with an integrated suite of tools to support their current security requirements while assisting staff members in minimizing risks by identifying security threats in time to prevent future incidents. Offerings include Total Security Site Surveys (Risk Assessments, Layered Security Control, Perimeter and Barriers, Security Training), Data and Information Capture (Fully Integrated Access, Video and Intrusion Detection Systems, Video Analytics, Enterprise Scalable Security Solutions), Access and Security (ID, Credentialing, Visitor Control, People Counting), HR Solutions (Full Background & Records Checks, Fingerprint Checks, Drug Testing), Security Staffing and Local First Responder Coordination (Emergency Planning, Security Policies & Procedures). For more information on Learn Safe, please visit www.learnsafe.org.

    About MDI, Inc.

    MDI (NASDAQ:MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI or its diversified line of security products, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "expect" and other words of similar meaning.


    CONTACT: MDI, Incorporated
             Investor Relations Contact:
             Richard A. Larsen, 210-582-2664
             Richard.Larsen@mdisecure.com
             or
             Media Contact:
             Michael M. Garcia, 210-477-5400
             Mike.Garcia@mdisecure.com